Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
MediaRelations@chipotle.com IR Contact: Ashish Kohli, CFA (949) 524-4132 Akohli@chipotle.com

Chipotle ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Fourth Quarter Results Demonstrate Chipotle’s resiliency and January Comps Accelerate

FY20 DIGITAL SALES GREW 174% YEAR-OVER-YEAR to $2.8 BILLION

NEWPORT BEACH, Calf. – February 2, 2021 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and fiscal year ended December 31, 2020.

Fourth quarter highlights, year over year:

•	Total revenue increased 11.6% to $1.6 billion
•	Comparable restaurant sales increased 5.7%
•	Digital sales grew 177.2% and accounted for 49.0% of sales
•	Restaurant level operating margin was 19.5%, an increase of 30 bps
•

Diluted earnings per share was $6.69,  which included an income tax benefit of $3.77, partially offset by a $0.56 after-tax impact from expenses related to legal, corporate restructuring, and certain other costs, a 162.4% increase from $2.55. Adjusted diluted earnings per share excluding these charges and the income tax benefit was $3.48, a 21.7% increase from $2.86.[1]

•	Opened 61 new restaurants including two relocations, and closed one

Full year 2020 highlights, year over year:

•	Total revenue increased 7.1% to $6.0 billion
•	Comparable restaurant sales increased 1.8%
•	Digital sales grew 174.1% and accounted for 46.2% of sales
•	Restaurant level operating margin was 17.4%, a decrease of 310 bps
•

Diluted earnings per share was $12.52,  which included an income tax benefit of $3.79, partially offset by a $2.00 after-tax impact from expenses related to legal, corporate restructuring, restaurant closure costs, and certain other costs, a 1.1% increase from $12.38. Adjusted diluted earnings per share excluding these charges and the income tax benefit was $10.73, a 23.6%  decrease from $14.05.[1]

•	Opened 161 new restaurants including six relocations, and closed nine

1 Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

“We are pleased to report a strong ending to what has been a challenging year. Despite the difficult backdrop, our ability to pivot and adapt to the rapidly changing needs of our guests is a testament to the durability of our business model and the strength of our team members,” said Brian Niccol, Chairman and Chief Executive Officer, Chipotle. “Expanding access and convenience through our digital ecosystem has kept the Chipotle brand relevant and with world class talent, an inclusive culture, strong business fundamentals and deep financial strength, we are well prepared to emerge even stronger post-COVID.”

COVID-19 and Liquidity Update:

Given the resurgence in COVID cases during the fourth quarter, the health and well-being of our employees and guests remains our top priority. We are benefitting from investments over the past several years including advanced air filtration systems, sanitizers throughout the restaurant, wellness protocols, and improved handwashing. In addition, we are closely following the recommendations of the CDC and local health departments and have implemented social distancing, wearing face masks, a tamper evident packaging seal for all digital orders, and created a new steward role to sanitize high-traffic areas. Collectively, these efforts give our employees and guests confidence that Chipotle remains steadfast in our commitment to keep them safe.

As of December 31, 2020, Chipotle maintains a strong financial position with $1.1 billion in cash, investments and restricted cash, and no debt, along with a $600 million untapped credit facility with which to continue to navigate this crisis. Our financial strength gives us the opportunity to make on-going strategic investments in our people, business, and communities, which we believe will benefit us for years to come. At the same time, our team remains focused on reducing non-essential controllable costs and judiciously spending on return generating projects to preserve liquidity.

Fourth quarter 2020 results:

Total revenue for the quarter was $1.6 billion, an increase of 11.6% from the fourth quarter of 2019. The increase in total revenue was driven by a 5.7% increase in comparable restaurant sales and new restaurant openings. Comparable restaurant sales were fairly consistent in each month of the fourth quarter due to a combination of factors including healthy demand for Carne Asada, strength in digital sales, and the benefit of a delivery menu price increase. Comparable restaurant sales began to improve towards the end of December and this trend has continued with January comparable restaurant sales growing around 11%. Comparable restaurant sales in the last week of January were in the high single digits, with winter weather across the country contributing to the lower comp. Assuming the pandemic doesn’t worsen, we expect first quarter 2021 comparable restaurant sales to be in the mid to high teens range given an easier comparison during the second half of March.

Digital sales grew 177.2% year over year to $781.4 million and represented 49.0% of sales. About half of the digital sales were via delivery, benefiting from our expanded partnerships, with the remainder coming from order ahead transactions as guests better understand the value offered by this channel, as well as the convenience of more Chipotlanes.

We opened 61 new restaurants including two relocations during the quarter and closed one.  During the quarter, 42 of the 61 new restaurants included a Chipotlane. These formats continue to enhance customer access and convenience while also helping increase new restaurant sales, margins, and returns.

Food, beverage and packaging costs were 31.0% of total revenue, a decrease of 210 bps compared to the fourth quarter of 2019. The decrease was primarily due to the benefit of menu price increases, along with better waste control and a more favorable protein mix, partially offset by fewer sales of high margin beverages and higher dairy pricing.

Restaurant level operating margin was 19.5% in the quarter, an improvement from 19.2% in the fourth quarter of 2019.  The improvement was driven primarily by leverage from the comparable restaurant sales increase, menu price increases, and lower avocado pricing, partially offset by COVID-19 related impacts including increased delivery expenses, exclusion pay and fewer sales of high margin beverages.

General and administrative expenses were $124.0 million on a GAAP basis, or $114.4 million2 on a non-GAAP basis, excluding $6.8 million related to several legal matters and $2.8 million related to transformation expenses, restaurant closure costs and certain other costs. GAAP and non-GAAP general and administrative expenses for the fourth quarter of 2020 also included underlying general and administrative expenses totaling $89.6 million, $20.7 million related to non-cash stock compensation, $0.5 million related to employer payroll taxes associated with equity awards and $3.6 million related to higher bonus accruals from our strong operating performance despite the pandemic.

The GAAP effective tax rate was negative 62.2% in the fourth quarter of 2020, compared to 28.3% in the fourth quarter of 2019. The decrease was due primarily from our estimated federal net operating loss for tax year 2020, which we expect to carryback to the preceding five years. We generated a net operating loss for tax purposes due to several factors, including the impact of COVID, increased tax deductions for equity vesting and exercises, accelerated tax depreciation deductions and various tax planning initiatives. The income tax benefit generated is due to the difference in federal tax rates between 2020 and the years to which the federal net operating loss will be carried back to. On a non-GAAP basis, the 2020 fourth quarter effective tax rate was 24.6%2.

2 Non-GAAP general and administrative expenses and non-GAAP effective tax rate are non-GAAP measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

Net income for the fourth quarter of 2020 was $191.0 million, or $6.69 per diluted share, compared to net income of $72.4 million, or $2.55 per diluted share, in the fourth quarter of 2019. Excluding the impact of the tax benefit described above, legal expenses, corporate restructuring, and certain other costs, adjusted net income was $99.3 million and adjusted diluted earnings per share was $3.48. The adjusted diluted earnings per share was negatively impacted 32 cents by several items due to the increased severity of the COVID-19 pandemic including exclusion pay and higher medical claims, as well as 9 cents from performance bonus accruals.

Full year 2020 results:

Total revenue for 2020 was $6.0 billion, an increase of 7.1% from 2019. The increase in total revenue was driven by a 1.8% increase in comparable restaurant sales and new restaurant openings.

Digital sales grew 174.1% year over year to $2.8 billion and represented 46.2% of sales. About half of the digital sales were via delivery, benefiting from our expanded partnerships, with the remainder coming from order ahead transactions as guests better understand the value offered by this channel, as well as the convenience of more Chipotlanes.

We opened 161 new restaurants during the year, including six relocations, and closed nine, bringing the total restaurant count at year-end to 2,768. Of the 161 new restaurants opened during the year, 100 (or 62%) included a Chipotlane. There are a total of 170 Chipotlanes as of year-end.

Food, beverage and packaging costs were 32.3% of total revenue, a decrease of 80 bps compared to 2019. The decrease was driven by menu price increases taken in the second half of 2020, favorable avocado pricing and better waste control. These benefits were partially offset by fewer sales of high margin beverages, COVID-19 related menu mix shifts, elevated beef pricing due to industry supply interruptions in the summer, and higher dairy pricing.

Restaurant level operating margin was 17.4% for 2020, a decrease from 20.5% in 2019. The decrease was driven primarily by COVID-19 related impacts including increased delivery expenses,  assistance and exclusion pay, elevated beef prices, increased incidence of steak, and fewer sales of high margin beverages. The decrease was partially offset by benefits from menu price increases, lower avocado pricing and improved labor efficiency realized from digital enhancements to the restaurants.

General and administrative expenses were $466.3 million on a GAAP basis, or $417.6 million on a non-GAAP basis, excluding $35.5 million related to several legal matters and $13.2 million related to transformation expenses, restaurant closure costs and certain other costs. GAAP and non-GAAP general and administrative expenses for the full year also included underlying general and administrative expenses totaling $326.4 million, $78.0 million related to non-cash stock compensation, $7.1 million related to employer payroll taxes associated with equity awards, $2.5M related to our All Manager’s Conference, which was cancelled due to COVID-19,  and $3.6 million related to additional bonus accruals from our strong operating performance despite the pandemic.

The GAAP effective tax rate was negative 21.1% in 2020, compared to 23.6% in 2019. The decrease was primarily due to the federal net operating loss that is estimated for tax year 2020, which we expect to carryback to the preceding five years. We generated a net operating loss for tax purposes due to several factors, including the impact of COVID, increased tax deductions for equity vesting and exercises, accelerated tax depreciation deductions and various tax planning initiatives. The income tax benefit generated is due to the difference in federal tax rates between 2020 and the years that the federal net operating loss will be carried back to. On a non-GAAP basis, the 2020 full year effective tax rate was 15.3%.

Net income for 2020 was $355.8 million, or $12.52 per diluted share, compared to net income of $350.2 million, or $12.38 per diluted share for 2019. Excluding the impact of the tax benefit described above, legal expenses, corporate restructuring, restaurant asset impairment, and certain other costs, adjusted net income was $305.0 million and adjusted diluted earnings per share was $10.73.

More information will be available in our Annual Report on Form 10-K, which we expect to file with the SEC by February 9, 2021.

Outlook

For 2021, management is anticipating the following:

•

Given on-going uncertainty surrounding the future impact of COVID-19 on the broader US economy and any specific impact to our company, we are not providing fiscal 2021 comparable restaurant sales growth guidance

•	Around 200 new restaurant openings, which assumes minimal construction and permit delays related to COVID-19
•	An estimated effective full year tax rate between 25% and 27%

Definitions

The following definitions apply to these terms as used throughout this release:

•

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period total revenue or transactions for restaurants in operation for at least 13 full calendar months.

•	Average restaurant sales refer to the average trailing 12-month food and beverage revenue for restaurants in operation for at least 12 full calendar months.
•	Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.
•

Digital sales represent food and beverage revenue generated through the Chipotle website, Chipotle app or third-party delivery aggregators. Digital sales exclude revenue deferrals associated with Chipotle Rewards.

Conference Call Details

Chipotle will host a conference call to discuss fourth quarter and full year 2020 financial results on Tuesday, February 2, 2021, at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-317-6003 or for international callers by dialing 1-412-317-6061 and use code: 5394018. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 2,750 restaurants as of December 31, 2020, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With nearly 88,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder, first opened Chipotle with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” about our anticipated comparable restaurant sales, effective tax rate and estimated number of new restaurant openings in 2021, and projected comparable restaurant sales for the first quarter of 2021, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: the ongoing adverse effect of the novel coronavirus (COVID-19) pandemic on our guest traffic, restaurant sales and operating costs as a result of actions we have taken in response to the coronavirus, including closing some restaurants, ending dine in service at some restaurants while continuing to offer only takeout and/or delivery, modifying work hours at some restaurants, extending enhanced benefits to employees working during and/or impacted by the coronavirus, increasing compensation for restaurant employees, purchasing masks, gloves and additional sanitation supplies and services and delaying the construction of new restaurant openings; risks that the impact of the coronavirus pandemic will continue for a long duration and may require a more drastic response, such as closing all or most restaurants; risks of food safety and food-borne illnesses and other health concerns about our food; risks associated with our reliance on certain information technology systems and potential failures or interruptions; privacy and cyber security risks related to our acceptance of electronic payments or electronic processing of confidential customer or employee information; the impact of competition, including from sources outside the restaurant industry; the increasingly competitive labor market and our ability to attract and retain qualified employees; the impact of federal, state or local government regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the availability of suitable new restaurant sites; increases in ingredient and other operating costs due to our Food With Integrity philosophy, tariffs or trade restrictions and supply shortages; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers' perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased overall consumer spending (including but not limited to the increase in unemployment caused by the coronavirus pandemic), or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our increased focus on our digital business, including risks arising from our reliance on third party delivery services, which are heightened during the pendency of government restrictions on dine in restaurant services as a result of the coronavirus pandemic; risks relating to litigation, including possible governmental actions related to food safety incidents and potential class action litigation regarding employment laws, advertising claims or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,
	2020		2019
	(unaudited)
Food and beverage revenue	$1,586,905	98.7%	$1,432,536	99.5%
Delivery service revenue	20,805	1.3	7,688	0.5
Total revenue	1,607,710	100.0	1,440,224	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	498,450	31.0	476,769	33.1
Labor	408,364	25.4	381,520	26.5
Occupancy	99,213	6.2	92,970	6.5
Other operating costs	288,456	17.9	212,520	14.8
General and administrative expenses	124,024	7.7	112,416	7.8
Depreciation and amortization	59,956	3.7	55,149	3.8
Pre-opening costs	4,497	0.3	4,986	0.3
Impairment, closure costs, and asset disposals	7,864	0.5	5,738	0.4
Total operating expenses	1,490,824	92.7	1,342,068	93.2
Income from operations	116,886	7.3	98,156	6.8
Interest and other income, net	846	0.1	2,840	0.2
Income before income taxes	117,732	7.3	100,996	7.0
Benefit/(provision) for income taxes	73,227	4.6	(28,580)	(2.0)
Net income	$190,959	11.9%	$72,416	5.0%
Earnings per share:
Basic	$6.82		$2.61
Diluted	$6.69		$2.55
Weighted-average common shares outstanding:
Basic	27,992		27,769
Diluted	28,552		28,372

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Year ended December 31,
	2020		2019
	(unaudited)
Food and beverage revenue	$5,920,545	98.9%	$5,561,036	99.5%
Delivery service revenue	64,089	1.1	25,333	0.5
Total revenue	5,984,634	100.0	5,586,369	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,932,766	32.3	1,847,916	33.1
Labor	1,593,013	26.6	1,472,060	26.4
Occupancy	387,762	6.5	363,072	6.5
Other operating costs	1,030,012	17.2	760,831	13.6
General and administrative expenses	466,291	7.8	451,552	8.1
Depreciation and amortization	238,534	4.0	212,778	3.8
Pre-opening costs	15,515	0.3	11,108	0.2
Impairment, closure costs, and asset disposals	30,577	0.5	23,094	0.4
Total operating expenses	5,694,470	95.2	5,142,411	92.1
Income from operations	290,164	4.8	443,958	7.9
Interest and other income, net	3,617	0.1	14,327	0.3
Income before income taxes	293,781	4.9	458,285	8.2
Benefit/(provision) for income taxes	61,985	1.0	(108,127)	(1.9)
Net income	$355,766	5.9%	$350,158	6.3%
Earnings per share:
Basic	$12.74		$12.62
Diluted	$12.52		$12.38
Weighted-average common shares outstanding:
Basic	27,917		27,740
Diluted	28,416		28,295

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$607,987	$480,626
Accounts receivable, net	104,500	80,545
Inventory	26,445	26,096
Prepaid expenses and other current assets	54,906	57,076
Income tax receivable	282,783	27,705
Investments	343,616	400,156
Total current assets	1,420,237	1,072,204
Leasehold improvements, property and equipment, net	1,584,311	1,458,690
Long-term investments	102,328	-
Restricted cash	27,849	27,855
Operating lease assets	2,767,185	2,505,466
Other assets	59,047	18,450
Goodwill	21,939	21,939
Total assets	$5,982,896	$5,104,604
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$121,990	$115,816
Accrued payroll and benefits	203,054	126,600
Accrued liabilities	164,649	155,843
Unearned revenue	127,750	95,195
Current operating lease liabilities	204,756	173,139
Total current liabilities	822,199	666,593
Long-term operating lease liabilities	2,952,296	2,678,374
Deferred income tax liabilities	149,422	37,814
Other liabilities	38,844	38,797
Total liabilities	3,962,761	3,421,578
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of December 31, 2020 and 2019, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 36,704 and 36,323 shares issued as of December 31, 2020 and 2019, respectively	367	363
Additional paid-in capital	1,549,909	1,465,697
Treasury stock, at cost, 8,703 and 8,568 common shares as of December 31, 2020 and 2019, respectively	(2,802,075)	(2,699,119)
Accumulated other comprehensive loss	(4,229)	(5,363)
Retained earnings	3,276,163	2,921,448
Total shareholders' equity	2,020,135	1,683,026
Total liabilities and shareholders' equity	$5,982,896	$5,104,604

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2020	2019
	(unaudited)
Operating activities
Net income	$355,766	$350,158
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	238,534	212,778
Amortization of operating lease assets	184,538	163,952
Deferred income tax provision	108,350	29,962
Impairment, closure costs, and asset disposals	28,874	15,402
Provision for credit losses	164	33
Stock-based compensation expense	82,626	91,396
Other	3,643	(10,592)
Changes in operating assets and liabilities:
Accounts receivable	3,010	(2,630)
Inventory	(394)	(4,530)
Prepaid expenses and other current assets	(11,442)	(23,066)
Other assets	(26,577)	2,818
Accounts payable	(3,859)	(973)
Accrued payroll and benefits	76,683	11,759
Accrued liabilities	5,596	36,543
Unearned revenue	36,958	30,400
Income tax payable/receivable	(255,251)	(32,083)
Operating lease liabilities	(165,154)	(151,557)
Other long-term liabilities	1,782	1,862
Net cash provided by operating activities	663,847	721,632
Investing activities
Purchases of leasehold improvements, property and equipment	(373,352)	(333,912)
Purchases of investments	(468,418)	(448,754)
Maturities of investments	419,078	476,723
Proceeds from sale of equipment	-	13,969
Acquisitions of equity method investments	(10,025)	-
Net cash used in investing activities	(432,717)	(291,974)
Financing activities
Acquisition of treasury stock	(54,401)	(190,617)
Tax withholding on stock-based compensation awards	(48,555)	(10,420)
Other financing activities	(1,895)	(698)
Net cash used in financing activities	(104,851)	(201,735)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,076	406
Net change in cash, cash equivalents, and restricted cash	127,355	228,329
Cash, cash equivalents, and restricted cash at beginning of year	508,481	280,152
Cash, cash equivalents, and restricted cash at end of year	$635,836	$508,481
Supplemental disclosures of cash flow information
Income taxes paid	$85,010	$109,571
Purchases of leasehold improvements, property, and equipment accrued in accounts payable and accrued liabilities	$46,975	$36,886

CHIPOTLE MEXICAN GRILL, INC.

SUPPLEMENTAL FINANCIAL AND OTHER DATA

(dollars in thousands)

	For the three months ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2020	2020	2020	2020	2019
Number of restaurants opened	61	44	37	19	80
Restaurant closures	(1)	(3)	(3)	(2)	(3)
Restaurant relocations	(2)	-	(3)	(1)	(1)
Number of restaurants at end of period	2,768	2,710	2,669	2,638	2,622
Average restaurant sales(1)	$2,223	$2,199	$2,161	$2,217	$2,205
Average restaurant sales, excluding delivery MPI(2)	$2,200	$2,192	$2,161	$2,217	$2,205
Comparable restaurant sales increase (decrease)	5.7%	8.3%	(9.8%)	3.3%	13.4%

(1) Beginning in Q3 2020, we revised the definition of average restaurant sales to exclude delivery service revenues (refer to Definitions section above). We made this change to more closely align with how management views the business and given the increase in the delivery business. Average restaurant sales in all comparative periods presented has been updated to conform with the new definition. Average restaurant sales is a trailing 12-month measure.

(2) In Q3 2020, we began implementing delivery menu-price increases ("MPI") to partially offset the increased cost of delivery. "Average restaurant sales, excluding delivery MPI" represents average restaurant sales, as defined above, adjusted to remove the impact of delivery menu price increases. This is intended to illustrate our underlying food and beverage sales per restaurant.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following table provides a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding restaurant asset impairment, corporate restructuring, distinct legal proceedings, and certain other costs. Adjusted general and administrative expense is general and administrative expense excluding distinct legal proceedings, transformation expenses, restaurant closure costs and certain other costs. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, and adjusted general and administrative expenses measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

(in thousands, except per share amounts)

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income	$190,959	$72,416	$355,766	$350,158
Non-GAAP adjustments:
Restaurant costs:
Operating lease asset impairment and other restaurant costs(1)	3,587	2,523	14,802	3,285
Accelerated depreciation(2)	-	-	-	109
Duplicate rent expense(3)	69	229	329	1,270
Corporate Restructuring:
Operating lease asset impairment and other office closure costs(4)	-	-	-	1,719
Accelerated depreciation(2)	-	-	-	83
Duplicate rent expense(3)	1,496	944	5,301	4,045
Employee related restructuring costs(5)	138	1,176	1,097	8,552
Legal proceedings(6)	6,778	3,635	35,478	30,785
Other adjustments(7)	1,965	1,431	9,165	4,469
Total non-GAAP adjustments	$14,033	$9,938	$66,172	$54,317
Tax effect of non-GAAP adjustments above	2,063	(1,332)	(9,229)	(6,810)
Other tax non-GAAP adjustments(8)	(107,728)	-	(107,728)	-
After tax impact of non-GAAP adjustments	$(91,632)	$8,606	$(50,785)	$47,507
Adjusted net income	$99,327	$81,022	$304,981	$397,665

Diluted weighted-average number of common shares outstanding	28,552	28,372	28,416	28,295
Diluted earnings per share	$6.69	$2.55	$12.52	$12.38
Adjusted diluted earnings per share	$3.48	$2.86	$10.73	$14.05

(1) Operating lease asset impairment charges, and other expenses for restaurants due to underperformance.
(2) Accelerated depreciation for restaurant and office closures announced in June 2018 due to underperformance and the corporate restructuring.
(3) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018 and rent expense for closed restaurants announced in June 2018.
(4) Asset impairment charges and other closure expenses for the corporate headquarter relocation and office consolidation announced in May 2018.
(5) Costs for employee severance, stock modifications, transition expenses, recruitment, relocation costs, third party and other employee-related costs.
(6) Charges relate to settlements for several distinct legal matters. These settlements exceeded or are expected to exceed typical costs for these types of legal proceedings.

(7) For the three months ended December 31, 2020, other adjustments consist of an asset impairment charge related to digital technology of $833, performance share modification charges of $466 and consulting fees of $666 for assistance with the calculation of our non-recurring tax benefit. For the three months ended December 31, 2019, other adjustments consist of interest expense related to an uncertain tax position for the 2017 data breach. For the year ended December 31, 2020, other adjustments consist of an asset impairment charge related to digital technology of $2,708, performance share modification charges of $466, consulting fees of $666 for the assistance with the calculation of our non-recurring tax benefit, and stock modification charges associated with the departure of our former Executive Chairman primarily related to his 2017 agreement of $5,791. For the year ended December 31, 2019, other adjustments consist of an asset impairment charge related to our company-owned aircraft and interest expense related to an uncertain tax position for the 2017 data breach.

(8) Primarily relates to the tax benefit from the federal net operating loss generated in the current year that will be carried back to tax years 2015-2017.  The tax benefit is due to the federal income tax rate differential between the 2020 rate of 21% and the 2015-2017 rate of 35%.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2020	2020
General and administrative expenses	$124,024	$466,291
Non-GAAP adjustments:
Legal proceedings(1)	(6,778)	(35,478)
Transformation expenses(2)	(1,703)	(6,727)
Other adjustments(3)	(1,132)	(6,457)
Total non-GAAP adjustments	$(9,613)	$(48,662)
Adjusted general and administrative expenses	$114,411	$417,629

(1) For the three months and year ended December 31, 2020, charges relate to settlements for several distinct legal matters.  These settlements exceeded or are expected to exceed typical costs for these types of legal proceedings.

(2) Transformation expenses include duplicate rent expense for office and restaurant closures announced in June 2018 due to the corporate restructuring and underperformance of $1,565 and $5,630 for the three months and year ended December 31, 2020, respectively, and employee related restructuring costs of $138 and $1,097 for the three months and year ended December 31, 2020, respectively.

(3) For the three months ended December 31, 2020, other adjustments consist of performance share modification charges of $466 and consulting fees of $666 for the assistance with the calculation of our non-recurring tax benefit.  For the year ended December 31, 2020, other adjustments consist of $5,325 in severance and stock modification charges associated with the departure of our former Executive Chairman primarily related to his 2017 agreement, performance share modification charges of $466, and consulting fees of $666 for the assistance with the calculation of our non-recurring tax benefit

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Effective income tax rate	(62.2)%	28.3%	(21.1)%	23.6%
Tax effect of non-GAAP adjustments	86.8	(1.3)	36.4	(1.2)
Adjusted income tax rate	24.6%	27.0%	15.3%	22.4%